EXHIBIT 4.13

FINANCING AND ACQUISITION AGREEMENT

made among

TECK COMINCO AMERICAN INCORPORATED

and

WHITE KNIGHT RESOURCES LTD.

and

WHITE KNIGHT GOLD (U.S.) INC.

in respect of

the Fye Canyon Property, Nevada

Effective as of October 20, 2004

FINANCING AND PROPERTY ACQUISITION AGREEMENT

This Financing and Property Acquisition Agreement (hereafter “Agreement”) is entered into and effective this 20th day of October 2004 by and between Teck Cominco American Incorporated, a Washington corporation, (hereafter “TCAI”) of 15918 East Euclid Avenue, Spokane, Washington 99216-1815, White Knight Resources Ltd., a British Columbia corporation, of 922 — 510 Hastings St. W., Vancouver B.C. Canada V6B 1L8, and White Knight Gold (U.S.) Inc., a Delaware corporation of Suite 140, 121 Woodland Ave., Reno, Nevada, USA 89523 (hereafter collectively referred to as “WKR”).

RECITALS

WHEREAS:

(A)     WKR is engaged in the acquisition and exploration of mineral properties in the State of Nevada; and

(B)     WKR is desirous of securing funding to support its ongoing acquisition and exploration of mineral properties in the State of Nevada and is agreeable to providing to TCAI certain rights to earn a direct ownership interest in the Fye Canyon and Celt properties located in Nevada as provided for in this Agreement; and

(C)     TCAI is desirous of providing funding to WKR to support its acquisition and exploration of mineral properties in the State of Nevada and of securing certain rights to earn a direct ownership interest in the Fye Canyon property located in Eureka County in the State of Nevada, USA and more particularly described in Schedule “A1” (the “Fye Property”) and the Celt property located in Eureka County in the State of Nevada, USA and more particularly described in Schedule “A2” (the “Celt Property”), all as provided for in this Agreement; and

(D)     Upon and subject to the terms and conditions herein TCAI has agreed to invest CDN$2,370,000 in White Knight Resources Ltd. by way of a private placement; and

(E)     Upon and subject to the terms and conditions herein WKR has agreed to grant TCAI an option to earn an initial 51% interest in the Fye Property, portions of which are subject to a mining lease and option to purchase agreement dated November 10, 2003 amongst Donald K. Jennings, White Knight Gold (U.S.) Inc. and White Knight Resources Ltd (the “Underlying Agreement” set out in Schedule “D”); and

(F)     Upon TCAI exercising the option with respect to the Fye Property a joint venture shall be formed amongst TCAI and WKR; and

(G)     WKR has agreed to grant TCAI an additional option to increase its interest in the Fye Property after the earlier of $8 million in expenditures by the joint venture or the delivery of a preliminary feasibility study by the joint venture; and

(H)     WKR has agreed to grant TCAI a right to enter into an option agreement on the Celt Property.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Initial Financing

1.1	Subject to TSX Venture Exchange approval under §25 and the execution of a private placement subscription agreement satisfactory to TCAI that White Knight Resources Ltd. will prepare and deliver to TCAI, TCAI, either directly or through an assignee, agrees to purchase from White Knight Resources Ltd. in a private placement one million five hundred thousand (1,500,000) “Units”, each Unit comprised of one fully paid and non-assessable Common Share of White Knight Resources Ltd. (with a hold period of no more than 4 months) and one share purchase warrant (the “Warrants”). Each warrant shall entitle TCAI, or its assignee, to purchase one additional fully paid and non-assessable common share of White Knight Resources Ltd. at a price of Canadian two dollars and fifty cents (CDN$2.50) for a period of one (1) year from and after the private placement closing date. The private placement closing date shall be as mutually agreed between the parties, but in no event later than 30 days after WKR notifies TCAI that it has received TSX Venture Exchange approval under §25.

1.2	The price payable by TCAI, or its assignee, for each Unit will be Canadian one dollar and fifty eight cents (CDN$1.58) for a total purchase price of Canadian two million three hundred and seventy thousand dollars (CDN$2,370,000). The purchase price is payable in full by TCAI, or its assignee, to White Knight Resources Ltd. on the private placement closing date.

2.	Future Financings

2.1	White Knight Resources Ltd. agrees to grant TCAI the preferential right to participate in each Future Financing undertaken by White Knight Resources Ltd. where Future Financings means sales or offers of sale by White Knight Resources Ltd. of shares of its common stock whether by private placement or public offerings. Future Financings do not include stock options or similar plans or the exercise of existing outstanding warrants.

(a)	At its election, if at the time of any Future Financing TCAI holds less than ten percent (10%) of the outstanding common shares of White Knight Resources Ltd. on a fully diluted basis, it shall have the right to participate up to a maximum of twenty-five percent (25%) of the value of the Future Financing;

(b)	At its election, if at the time of any Future Financing TCAI holds ten percent (10%) or more of the outstanding common shares of White Knight Resources Ltd. on a fully diluted basis, it shall have the right to participate in any Future Financing in an amount sufficient to avoid any dilution of its interest in the capital stock of White Knight Resources Ltd.;

(c)	TCAI may make such election subject to such conditions as are reasonable in the circumstances including that the Future Financing is subscribed to for at least 80% of the offering. If the level of the offering is subscribed to at a level of less than 80% but exceeds the minimum offering then TCAI may reduce the amount of its subscription to a percentage amount equal to the percentage that TCAI’s original election was of the original “fully subscribed” offering;

(d)	With respect to the private placement referenced in §1 and all Future Financings, it shall be the responsibility of White Knight Resources Ltd. to comply with all laws, rules, regulations and policies of any applicable jurisdictions and all policies and procedures of its listing stock exchange at its expense;

(e)	White Knight Resources Ltd. agrees to provide TCAI at least seven (7) business days advance written notice of any Future Financing. Said notice shall include the intended use of the funds from the Future Financing, the minimum amount required to be raised, if any, the intended sources for such funds and all other material terms of the Future Financing. The information about a Future Financing supplied to TCAI shall not be less than that supplied to other potential investors in the Future Financing; and

(f)	White Knight Resources Ltd. agrees that TCAI may in its discretion and without the prior approval of White Knight Resources Ltd. assign its right to participate in Future Financings to any parent, affiliate, subsidiary, associated, or related company.

2.2	Nothing in this Agreement shall limit TCAI’s rights to purchase or otherwise acquire shares or other securities of White Knight Resources Ltd. in addition to the shares or other securities purchased by TCAI pursuant to this Agreement. However TCAI shall not purchase shares such that its aggregate interest exceeds 10% of the share capital of White Knight Resources Ltd. on a fully diluted basis without first seeking prior written approval of White Knight, such approval not to be unreasonably withheld.

2.3	TCAI's right to participate in Future Financings shall terminate upon the later of the:

(a)	termination of the option, or any joint venture formed, with respect to the Fye Property; and

(b)	termination of the option, or any joint venture formed, with respect to the Celt Property.

3.	Celt Property

3.1	WKR hereby grants TCAI a right to elect to enter into an option agreement with respect to the Celt Property on exactly the same terms as those applying to the Fye Property Option under this Agreement. TCAI may elect to exercise this right by providing notice to WKR on or before November 1, 2004 and thereafter delivering an agreement to WKR for the Celt Property encompassing the terms of the Fye Property Option. For clarity no additional investment with respect to a private placement or otherwise is required for TCAI to exercise this right.

3.2	WKR covenants, until TCAI’s right under §3.1 expires, not to dispose of any part or portion of the Celt Property except in accord with the terms of this Agreement or enter into any agreement or do anything that would create a lien or encumbrance on the Celt Property except as permitted herein; not to enter into any contract or agreement with respect to the Celt Property which would in away negatively impact TCAI’s rights to exercise its Option as provided for herein; and that it will comply with all governmental requirements and laws respecting WKR’s use and operation of the Celt Property, including the Environmental Laws.

3.3	WKR represents that it will make the same representations and warranties with respect to the Celt Property as made with respect to the Fye Property under §19.2.

4.	Option

4.1	Subject as hereinafter provided, WKR hereby grants TCAI an option (the “Option”) to earn an initial 51% undivided right, title and interest in and to the Fye Property.

4.2	As consideration for the granting of the Option, TCAI shall make the following optional cash payments, for an aggregate of $750,000, to White Knight Gold (U.S.) Inc. as follows:

(a)	on the first anniversary of this Agreement, $50,000;

(b)	on or before December 31, 2006, an additional $100,000;

(c)	on or before December 31, 2007, an additional $250,000; and

(d)	on or before December 31, 2008, an additional $350,000.

4.3	TCAI may exercise the Option by incurring the following expenditures (the "Expenditures") on the Fye Property:

(a)	on or before December 31, 2005, TCAI shall incur a minimum of $500,000 in Expenditures (note that, subject only to §25.1, this first amount is a guaranteed Expenditure under this Agreement and the balance of the Expenditures are optional);

(b)	on or before December 31, 2006, TCAI shall incur a minimum of $1,250,000 in Expenditures in the aggregate;

(c)	on or before December 31, 2007, TCAI shall incur a minimum of $2,500,000 in Expenditures in the aggregate; and

(d)	on or before December 31, 2008, TCAI shall incur a minimum of $4,000,000 in Expenditures in the aggregate.

The amounts required to be spent within the periods referred to in §4.3(a) to §4.3(d) hereof are cumulative, aggregate amounts and accordingly, all Expenditures incurred in a particular period, including any excess in the amount of Expenditures required to be incurred to maintain the Option to the end of such period, shall be carried over and included in the aggregate amount of Expenditures for the subsequent period.

4.4	If TCAI terminates the Option prior to December 31, 2005 then any shortfall between the actual Expenditures incurred and the guaranteed Expenditure requirement of $500,000 contemplated in §4.3(a) shall be due and owing in cash within 30 days of the date of such termination. If that shortfall is not paid by that date it shall accrue interest from the original date due at a rate of prime, for the period of calculation, as quoted by the Bank of America, as being charged by it on United States Dollar demand loans to its most creditworthy domestic commercial customers (the “Prime Rate”) plus 2%, calculated monthly, until paid.

4.5	Upon TCAI making the cash payments under §4.2 and expending an aggregate of $4,000,000 in Expenditures under §4.3, TCAI shall forthwith provide WKR written notice of such Expenditures (the “Earn-in Notice”), which shall include a statement in reasonable detail evidencing such Expenditures and a technical report on the results obtained from such Expenditures.

5.	Deficiencies in Expenditures

5.1	If TCAI has not incurred the requisite Expenditures under §4.3 to maintain the Option in good standing, TCAI may pay to WKR, within 30 days following the Expenditure due date, the amount of the deficiency and the amount of such deficiency shall thereupon be deemed to have been Expenditures incurred by TCAI.

6.	Expenditures Defined

6.1	“Expenditures” include:

(a)	all costs, expenses, charges and outlays, direct and indirect, funded or incurred by or on behalf of TCAI on or in respect of the Fye Property from the date hereof until the formation of the JV, and thereafter during the term of the JV by the Operator, including, without limiting generality, all costs, including but not limited to, costs for prospecting, claim staking, tenure obligations, maintaining the Underlying Agreement (including cash payments and any royalties payable thereunder), taxes, mapping, surveying, permitting, geochemical surveys, geophysical surveys, sampling, assaying, trenching, drilling, geochemical analyses, road building, drill site preparation, drafting, report writing, consultants, all costs related to the preparation of a Feasibility Study and production program, all costs spent or incurred directly or indirectly in connection with a production program in order to equip the Fye Property or a part thereof for commercial production, all costs, incurred or chargeable, directly or indirectly, by the Operator in connection with operating the Fye Property as a mine and all other project expenditures; and

(b)	a fee for administrative services and head office services overhead provided by or on behalf of TCAI during the term of the Option and thereafter by the Operator and not recovered directly in §6.1(a) above, which charge shall be as follows:

(i)	10% of costs incurred prior to a production decision; and

(ii)	3% of mine construction costs; and

(iii)	2% of mine operating costs.

The charges set out in §6.1(b) are intended as a reimbursement of the direct costs for the time incurred by TCAI’s or the Operator’s, as the case may be, head office management and support functions in respect of work carried out on or in respect of the Fye Property. It is intended that TCAI or the Operator, as the case may be, shall not profit nor suffer loss by virtue of providing the services. This charge shall not be subject to audit but may be reviewed, in good faith, by the parties from time to time, at the election of either party.

7.	Holding of the Fye Property

7.1	Initially WKR shall hold title to the Fye Property in trust for the parties, other than those lands subject to the Underlying Agreement which shall be held in trust for the parties by Donald K. Jennings. TCAI may register this Agreement against title to the Fye Property. TCAI may request that WKR and, if so requested, WKR shall promptly execute and deliver to TCAI a transfer of the portions of the Fye Property held by WKR in recordable form. TCAI shall then hold such portions of the Fye Property in trust for the parties as their interests may appear as provided for herein. On the formation of any JV under §11, the Operator shall then hold such portions of the Fye Property in trust for the parties as their interests may appear as provided for herein.

8.	TCAI’s Obligations During the Currency of the Option

8.1	During the currency of the Option TCAI and its employees, agents and contractors shall have the right and option, as between TCAI and WKR, to:

(a)	enter upon the Fye Property;

(b)	have exclusive and quiet possession thereof;

(c)	do such prospecting, exploration, development or other mining work thereon and thereunder as TCAI in its sole discretion may consider advisable and including, without limitations, the removal of ores, minerals and metals from the Fye Property but only for the purpose of testing; and

(d)	bring upon and erect upon the Fye Property such facilities and workings (whether fixed or moveable) as TCAI may consider advisable.

8.2	During the currency of the Option TCAI shall, prior to January 31st of each year beginning in 2006, deliver to WKR a statement showing in reasonable detail the Expenditures incurred by TCAI during the period, under §4.3, last expired and the aggregate Expenditures incurred to the end of such period. WKR shall have 45 days from the time of receipt of such statement to question the accuracy thereof in writing, failing which such statement shall be deemed to be correct and unimpeachable thereafter. If WKR questions any statement delivered pursuant to §8.2, WKR shall have 3 months from the time of delivery of any statement to request that TCAI’s independent external auditors review the accounts and provide their audit opinion as to the correctness of the statement, and:

(a)	the audit opinion shall be final and determinative of the amount of Expenditures incurred for the audited period; provided that, if such audit opinion discloses a deficiency in the amount of Expenditures required to be incurred to maintain its Option in good standing, TCAI may pay to WKR the amount of such deficiency within 15 days following receipt of notice of such audited results, whereupon such amount shall be deemed to have been Expenditures incurred during the audited period; and

(b)	the costs of the audit opinion shall be borne by WKR if TCAI’s statement understated Expenditures or if it overstated Expenditures by not more than 3% and shall be borne by TCAI if such statement overstated Expenditures by greater than 3%.

8.3	During the currency of the Option TCAI shall:

(a)	keep the Fye Property free and clear of all liens, charges and encumbrances arising from its operations hereunder (except liens for taxes not yet due, other inchoate liens and liens contested in good faith by TCAI) and shall proceed with all diligence to contest and discharge any such lien that is filed and shall keep the Fye Property in good standing by the doing and filing of all necessary work and by the doing of all other acts and things and making all other payments including payments under the Underlying Agreement (said payments being considered Expenditures), which may be necessary in that regard, in connection with the above and while WKR holds title to the Fye Property WKR shall provide timely support to TCAI in the processing of filings and payments on the Fye Property;

(b)	permit WKR, or its representatives duly authorized by it in writing, at their own risk and expense, access to the Fye Property at all reasonable times and access to all factual records in the possession of TCAI, its servants and agents in connection with work done on or with respect to the Fye Property;

(c)	furnish WKR with annual reports by January 31st of each year during the conduct of the work carried out by TCAI on or with respect to the Fye Property and results obtained, together with regular progress updates, during periods of active work, on the status of exploration, and immediately or as soon as practicable furnish WKR with any results obtained which reasonably may be considered to be material to WKR for the purpose of its meeting applicable public disclosure requirements;

(d)	conduct all work on or with respect to the Fye Property in a manner consistent with good exploration, engineering and mining practices and in compliance with all applicable laws, rules, orders and regulations, and indemnify and save WKR harmless from any and all claims, suits or actions made or brought against it as a result of work done by or on behalf of TCAI on or with respect to the Fye Property;

(e)	provide insurance in accordance with TCAI’s ongoing business practices. Such insurance shall include, but shall not be limited to, comprehensive general liability, with coverage of at least $5 million and automobile liability insurance, having a limit of not less than $2 million inclusive for any one occurrence, and insuring against claims for bodily injury, including death, and for property damage arising out of the use of TCAI ‘s owned, leased and non-owned vehicles for the performance of any activities under this Agreement. TCAI shall pay the full deductible amounts if there is a claim against any policy of insurance to be provided by TCAI under §8.3(e) of this Agreement;

(f)	be responsible for providing health, accident, and employment insurance and worker’s compensation coverage for its personnel; and

(g)	indemnify and save harmless WKR and its respective directors, officers, employees and agents from and against any liability whatsoever for any loss (other than loss of profits), damage, claim, demand, lien, action or suit, charge or expense, including legal fees, on account of injury to or the death of any person, damage to or loss of any property, or infringement or interference of patent, any of which arises directly or indirectly from TCAI’s negligence or willful misconduct in relation to or connection with any work done by or for TCAI on or in respect of the Fye Property save and except that TCAI shall not be liable for special or consequential damages, or indirect damages or for acts or omissions of WKR. Any other liabilities will be shared by the parties in proportion to their interest in the Fye Property.

8.4	Prior to the Participation Date TCAI may recommend the abandonment of up to 20% of the initial lands comprising the Fye Property in a given year. If WKR, within 30 days of receiving a notice of abandonment, notifies TCAI that they wish to acquire the claims in question, then TCAI shall cause a transfer of the claims to be abandoned to WKR, with at least 90 days good standing from the date of TCAI’s notice recommending the abandonment, as soon as practicable thereafter and such claims shall cease to form part of the Fye Property or be subject to this Agreement.

9.	TCAI’s Obligations on Termination

9.1	TCAI may terminate the Option at any time prior to the delivery of the Earn-in Notice by giving notice in writing to that effect to WKR. Subject to §5.1, the Option shall also terminate if TCAI fails to make the requisite cash payments under, and before the dates set forth in, §4.2 or fails to make the requisite Expenditures under, and before the dates set forth in §4.3. On termination, the Option shall be of no further force or effect and TCAI shall have no interest in the Fye Property. However on termination of the Option TCAI shall:

(a)	leave the Fye Property in good standing with respect to the filing of assessment work for a period of 90 days from the date of termination, free and clear of all liens, charges and encumbrances arising from operations hereunder (except for taxes not yet due, other inchoate liens and liens contested in good faith by TCAI during the period of such contest, such liens to be removed by TCAI if such contest is unsuccessful) and in good standing with respect to all applicable environmental, safety and other statutory rules, regulations and orders arising from or applicable to work done on the Fye Property by TCAI;

(b)	if the Agreement is terminated after June 1st in any given year TCAI shall be responsible for making payment with respect to the BLM and county holding costs for the Property that are due in such calendar year;

(c)	upon a written request made by WKR within 60 days of termination of the Option, remove from the Fye Property, within 180 days of said request, such equipment, facilities and workings (whether fixed or moveable) brought on to, or erected on the Fye Property by TCAI, or arising from work done on the Fye Property by TCAI; and

(d)	deliver to WKR, within 60 days of a written request made by WKR, a comprehensive report on all work carried out by TCAI on the Fye Property (limited to factual matters only), together with all drill cores, assay samples, copies of all maps, drill logs, assay results and other factual technical data compiled by TCAI with respect to the Fye Property which were not previously delivered to WKR.

(e)	if TCAI holds title to the Fye Property, promptly execute and deliver to WKR a transfer of the Fye Property in recordable form.

10.	Interest to be Earned by TCAI

10.1	Upon TCAI exercising the Option, by making the cash payments referred to in §4.2 within the time referred to therein, incurring the Expenditures referred to in §4.3 within the time referred to therein or paying any deficiencies as provided for in §5.1, and delivering to WKR the Earn-in Notice under §4.5, (the “Participation Date”) TCAI shall have earned a 51% undivided right, title and interest in and to the Fye Property and WKR shall retain a 49% interest in the Fye Property and the parties shall form a joint venture under §11.

11.	Formation, Funding and Dilution of the JV

11.1	On the Participation Date, a joint venture (“JV”) shall be formed between TCAI and WKR with the JV interests being 51% TCAI – 49% WKR and the JV shall be governed by the terms outlined under §11 through §16.

11.2	On the Participation Date each parties initial deemed Expenditure for the purposes of the JV shall be based on their pro rata share of total Expenditures (“TE”), where TE shall be $4,000,00 in the case of TCAI and $3,840,000 for WKR. Subsequent to the Participation Date, the respective interests of the parties shall be determined from time to time as being equal to the product obtained by:

(a)	multiplying 100% by;

(b)	the respective parties initial deemed Expenditures on the Participation Date plus the amount of the respective parties’ contributions to Expenditures subsequent to the Participation Date;

(c)	divided by the TE plus the amount of all contributions to Expenditures made subsequent to the Participation Date by all parties.

11.3	From formation of the JV each party shall be liable for its pro rata share of costs in accordance with its interest in the JV.

11.4	If a party elects not to contribute its pro rata share of Expenditures of a work program or Feasibility Study (and the other party contributes to the shortfall thereby created), the interests of the parties shall be adjusted according to §11.2 so that each party holds an interest proportionate to its deemed and actual contributions. If any party dilutes its interest to less than 10% in the JV, its interest shall then be converted to a 2% net smelter returns royalty (the “NSR”), as further defined in Schedule “C”. However, if any program is completed with less than 80% of the budgeted Expenditures having been incurred, the non-contributing party may contribute, within 30 days, its proportionate share of the actual Expenditures incurred and thereby maintain its interest.

11.5	A party shall be entitled to surrender its interest to the other party on notice to it. A surrender of interest shall not release a party from liabilities accrued prior to the effective surrender date. Should the other party not consent to receive the interest offered for surrender under this §11.5 then the JV shall be terminated and the assets shall be liquidated or sold and the assets or proceeds from the sale thereof distributed to the parties, net of liabilities hereunder or related thereto, in accordance with their interests in the JV. Each party shall be responsible for its share of all costs and expenses related to such termination and liquidation.

11.6	Upon payment for Expenditures incurred by the Operator under the JV a party contributing to those Expenditures shall be entitled to all tax benefits with respect thereto.

12.	Management Committee, Operator and Programs Under the JV

12.1	Upon the formation of a JV, a management committee (the “Management Committee”) shall be formed to manage all exploration, development and operating programs on the Fye Property. The Management Committee shall be comprised of two representatives from each party having an interest in the Fye Property. Each party’s representatives shall have a collective vote equal to the interest held by the party they represent and the Operator shall have the deciding vote in the case of a tie.

12.2	Except as otherwise specifically provided for herein to the contrary, TCAI shall be the initial operator (the “Operator”) of all programs on the Fye Property, and shall remain as Operator so long as TCAI holds at least a 51% interest in the JV. If TCAI holds less than a 51% interest in the JV WKR shall be entitled to elect to become Operator.

12.3	Prior to a production decision the Operator shall propose draft work programs, by February 28th of each year, for Management Committee approval and carry out approved programs. Any Feasibility Study or Preliminary Feasibility Study shall be prepared under a separate program and budget.

12.4	Each party may, within 30 days of Management Committee approval, elect to contribute its proportionate share of the Expenditures required to conduct each program. If a party (for the purposes hereof a “Non-Contributor”) elects or is deemed to have elected not to contribute its cost share of a program, each other party (for the purposes hereof a “Contributor”) that has elected to contribute its cost share of the program may give notice in writing to the Operator and the Non-Contributor stating that it will contribute, in addition to its own cost share, the cost share of the Non-Contributor.

12.5	Except as provided for in §12.7, the Operator will not proceed with any program which is not fully subscribed. If the parties fully subscribe to a program, the Operator will proceed with such program.

12.6	The Operator may invoice for exploration Expenditures incurred or to cash call reasonably in advance of requirements. If a party has approved a program and does not pay the amount invoiced for said program within 30 days, the Operator may demand payment. If payment is not made within 30 days of demand, and subject to §12.7, the other party may elect to either:

(a)	advance all of the unpaid cost share of the defaulting party. If the other party advances such unpaid share, then they or it will be entitled to recover the amount so paid, together with interest thereon from the date so paid at a per annum rate equal to Prime Rate plus 4%. The party making the advance shall have a lien against the defaulting party’s interest, which it may enforce by selling the defaulting party’s interest; or

(b)	pay the amount of the defaulted payment and the defaulting party shall be deemed to have incurred dilution at a rate equal to twice the standard dilution rate, their interest shall be adjusted and the deemed total Expenditures of each party shall be adjusted to reflect the interest held; provided that if a party’s interest is reduced to less than 10% it shall be deemed to have assigned and conveyed its interest to the other party and be entitled to a 2% NSR.

12.7	If in any year there is no approved program and circumstances are such that the Operator must incur costs in order to maintain tenure to the Fye Property, to satisfy contractual obligations or obligations imposed by law or to prevent waste or protect life and property, the Operator shall be entitled to propose a program (the “mandatory program”) of Expenditures to maintain tenure to the Fye Property, to satisfy contractual obligations that have been entered into as the result of a previously approved program and to satisfy obligations imposed by law or to prevent waste or protect life and property. The mandatory program shall be deemed to be approved and each of the parties shall be obligated to contribute its proportionate share of Expenditures. If payment is not made within 30 days of written demand, the other party may elect to advance the amount of the defaulted payment and the defaulting party shall be deemed to have forfeited its rights to participate in future programs and its interest shall then be converted to a 2% NSR. If a written demand is made as aforesaid, it shall contain a reminder to the party upon which demand is being made that its interests under this Agreement will be converted to a NSR interest if payment of its proportionate share is not made as demanded.

12.8	If the Management Committee elects to abandon any claim comprising the Fye Property and one party (the “Contesting Party”) has voted against such abandonment, then each party shall be notified of such abandonment at least 60 days prior to the anniversary of the recording date for the claim to be abandoned. If the Contesting Party, within 30 days of receiving a notice of abandonment, notifies the Management Committee that the Contesting Party wishes to acquire the abandoned claim, then the parties shall cause a transfer of the claim to be abandoned to the Contesting Party as soon as practicable thereafter without any payment to the other parties, however the Contesting Party shall be responsible for the costs of the transfer.

13.	Additional TCAI Option

13.1	Upon the earlier of the JV completing:

(a)	$8.0 million in Expenditures from the formation of the JV; or

(b)	a Preliminary Feasibility Study on the Fye Property,

the Operator shall forthwith provide the parties written notice (the “Additional Rights Notice”) which shall include a copy of the Expenditures incurred to date and, if applicable, a copy of the Preliminary Feasibility Study.

“Preliminary Feasibility Study” means a comprehensive study, prepared in good faith, of the viability of exploiting a mineral deposit on the Fye Property that has advanced to a stage where the mining method, in the case of underground mining, or the pit configuration, in the case of an open pit, has been established, and includes an effective method of mineral processing and a financial analysis based on reasonable assumptions of technical, engineering, operating, economic factors and the evaluation of other relevant factors which are sufficient for a Qualified Person, as defined in §14.2, acting reasonably, to determine that all or part of the mineral resource may be classified as a mineral reserve.

13.2	TCAI will have a one-time option to elect to earn an additional 9% interest in the JV and Fye Property (“Additional Interest”) by sole funding and completing a Feasibility Study within 4 years of the Additional Rights Notice (the “Additional Earn-in Right”).

13.3	TCAI may elect to invoke the Additional Earn-in Right with respect to the Fye Property by delivering written notice to WKR, at any time up to 60 days after the delivery by the Operator of the Additional Rights Notice. If TCAI fails to deliver such notice within such applicable 60 day period the Additional Earn-in Right shall terminate.

13.4	After electing to invoke the Additional Earn-in Right TCAI shall commence a Feasibility Study and incur a minimum of $500,000 in Expenditures per calendar year until the completion of such Feasibility Study or earlier termination of the Additional Earn-in Right under §13.5. If TCAI fails to meet the minimum annual expenditure requirement then WKR may by providing Notice to TCAI, revoke the Additional Earn-in Right, in which case, TCAI shall:

(a)	have no further obligation to sole fund Expenditures to earn the Additional Interest;

(b)	pay WKR any shortfall between the actual Expenditures incurred and the requirement of $500,000 per calendar year contemplated above, which shall be due and owing in cash within 30 days of the date of termination of the Additional Earn-in Right; and

(c)	retain the interest it held prior to invoking the Additional Earn-in Right and the provisions of the JV shall apply to further funding.

However, if TCAI has been diligent in carrying out the Feasibility Study but has been prevented or delayed from being able to expend funds effectively or efficiently to meet the minimum annual expenditure requirement by events of force majeure or by technical, engineering, permitting, local or social issues, or country/global financing issues that are outside the control of TCAI, acting reasonably, then WKR may not revoke the Additional Interest Earn-in Right.

13.5	After electing to invoke the Additional Earn-in Right TCAI may at any time notify WKR that TCAI does not wish to earn the Additional Interest, in which case, TCAI shall have no further obligation to sole fund Expenditures to earn the Additional Interest, TCAI shall retain the interest it held prior to invoking the Additional Earn-in Right and the provisions of the JV shall apply to further funding.

13.6	If TCAI invokes the Additional Earn-in Right and completes a Feasibility Study within the time referred to in §13.2, subject to any extensions under §13.8, TCAI shall have earned the Additional Interest.

13.7	If TCAI earns the Additional Interest, if a positive production decision is made and if requested by WKR under §15.1, TCAI shall arrange project financing on behalf of WKR as provided for in §15.1.

13.8	If TCAI has initiated but not completed a Feasibility Study within 4 years of the Additional Rights Notice (subject to force majeure and permitting issues) it may elect to extend the time limit to complete Feasibility Study (so long as it is in good faith diligently working to complete such feasibility study) for additional annual periods of 12 months by making cash payments to WKR of one million dollars ($1,000,000) for each 12 month extension.

13.9	If TCAI invokes the Additional Earn-in Right and does not complete a Feasibility Study within the time referred to in §13.2, subject to any extensions under §13.8, it shall lose the right to earn the Additional Interest, it shall retain the interest it held prior to invoking the Additional Earn-in Right and the provisions of the JV shall apply to further funding.

14.	Feasibility Study Defined

14.1	“Feasibility Study” means a comprehensive report, prepared in good faith and signed by a Qualified Person, that shows the feasibility of placing the Fye Property or part thereof into commercial production. The Feasibility Study shall contain all geological, engineering, operating, economic and other relevant factors which are to be considered in sufficient detail that, in the opinion of a Qualified Person, the Feasibility Study could reasonably serve as the basis for a decision by an independent commercial financial institution to finance the development of the Fye Property for commercial production. The Feasibility Study shall examine the following matters: ore reserves; mining methods; metallurgy and processing (including metal recovery); environment, tailings and waste disposal; capital and operating cost estimates; manpower, social and community affairs; transportation methods and costs; marketing; project financing alternatives; a sensitivity analysis; such other matters as are appropriate. The Feasibility Study shall include at least the following information:

(a)	a description of that part of the Fye Property to be covered by the proposed mine;

(b)	the estimated recoverable reserves of minerals and the estimated composition and content thereof;

(c)	the proposed procedure for development, mining and production;

(d)	results of ore amenability tests;

(e)	the nature and extent of the facilities proposed to be acquired which may include mill facilities, if the size, extent and location of the ore body makes such mill facilities feasible, in which event the study shall also include a preliminary design for such mill;

(f)	the total costs, including capital budget, which are reasonably required to purchase, construct and install all structures, machinery and equipment required for the proposed mine, including a schedule of timing of such requirements;

(g)	all environmental impact studies prepared to date and the anticipated future costs of reclamation;

(h)	the period in which it is proposed the Fye Property shall be brought to commercial production;

(i)	such other data and information as are reasonably necessary to substantiate the existence of an ore deposit of sufficient size and grade to justify development of a mine, taking into account all relevant business, tax and other economic considerations; and

(j)	working capital requirements for the initial four months of operation of the Property as a mine or such longer period as may be reasonably justified in the circumstances.

14.2	“Qualified Person” means an individual who:

(a)	is an engineer or geoscientist with at least five years relevant experience and expertise in mineral exploration, mine development or operation or mineral project assessment, or any combination of these;

(b)	has experience relevant to the subject matter of the mineral project and the technical report; and

(c)	is a member in good standing of a professional association.

15.	Project Financing

15.1	If TCAI has earned the Additional Interest, upon the Management Committee approving a production plan under §16.2, WKR will have the option to request that TCAI arrange financing for WKR’s share of the capital costs required to develop the Fye Property. WKR may exercise this option by providing notice to TCAI within 45 days of the Management Committee approving a production plan under §16.2. TCAI shall then commit to either:

(a)	use its best efforts to arrange or provide project debt financing for not less than 60% of the projected capital costs on a limited recourse basis after technical completion (the “Debt Financing”), and in connection therewith TCAI shall be entitled to arrange such Debt Financing on such terms as it deems fit and may commit, on behalf of WKR, the whole of the Fye Property as security for such financing. For greater clarity TCAI shall not be obliged to agree to project loan rates higher than those that would be payable if TCAI remained liable in respect of such financing after technical completion and, if Debt Financing is provided by a third party, the terms of any financing arranged for WKR shall be on terms no less favorable than those arranged for TCAI; and

(i)	if TCAI elects to arrange the Debt Financing, and if project costs exceed the amount available for Debt Financing and the parties elect nonetheless to put the Fye Property into commercial production, then at WKR’s election, TCAI shall also arrange or provide WKR’s portion of equity financing on a subordinate loan basis at LIBOR (“LIBOR” means the average London Inter Bank Offered Rate, for three-month US dollar borrowings, posted by the British Bankers Association, currently at their website www.bba.org.uk but at such other locations as they may post if this website changes, two business days prior to the commencement of the calendar quarter.) plus 4% per annum, calculated monthly.

or

(ii)	even if third party project debt financing is available at acceptable rates, TCAI may nevertheless, itself, elect to use its best efforts to arrange or provide project financing for 100% of the projected capital costs, through other means, and shall provide such financing to WKR on a subordinate loan basis at Prime Rate plus 2% per annum, calculated monthly and in connection therewith TCAI shall be entitled to arrange such financing on such terms as it deems fit and may commit, on behalf of the WKR, the whole of the Fye Property as security for such financing;

15.2	For greater clarity if TCAI is able to raise financing on commercially reasonable terms and does not arrange the financing, then the Additional Interest earned shall be returned to WKR.

15.3	TCAI’s obligation to arrange or provide project financing on WKR’s behalf, is non-assignable by WKR and WKR’s option to elect to have TCAI provide such project financing shall terminate if:

(a)	White Knight Resources Ltd. is controlled by a third party (defined as a party holding a right to at least 30% of the voting shares of White Knight Resources Ltd.); or

(b)	White Knight Gold (U.S.) Inc. ceases to be 100% owned by White Knight Resources Ltd.

For clarity in such a case TCAI shall have no obligation to return any of the Additional Interest earned.

15.4	If TCAI provides financing for WKR under §15.1, the available free cash flows from the project, after deduction of operating costs, shall be used, firstly, to retire Debt Financing (including principal, interest and a charge (to cover TCAI’s direct costs) attributable to any guarantees provided by TCAI (the “Project Debt”)) and the balance shall be divided and paid as follows:

(i)	100% of the free cash flow attributable to TCAI’s interest shall be paid to TCAI; and

(ii)	until any subordinated loan provided under under 15.1(a)(i) or 15.1(a)(ii) has been repaid, 85% of the free cash flow attributable to WKR’s interest shall be paid to TCAI, to recover the principal and interest of such subordinated loan, and 15% shall be paid to WKR, and

(iii)	after any subordinated loan provided under 15.1(a)(i) or 15.1(a)(ii) has been repaid, 100% of the free cash flow attributable to WKR’s interest shall be paid to WKR,

15.5	In connection with and as security for the financing, WKR shall also provide TCAI with the right (but not the obligation) to market WKR’s share of production until the payback of the initial development cost (the Project Debt and the subordinated loan). TCAI may have the right to charge a competitive marketing fee.

16.	Developing and Operating the Fye Property as a Mine

16.1	Any decision to place the Fye Property into production is to be based on a production plan approved by the Management Committee and based on an approved Feasibility Study with such modifications, if any, as the Management Committee considers necessary or desirable and which do not have a material negative impact upon either party.

16.2	Upon delivery of a production plan on the Fye Property the Management Committee may approve a production plan (including a cost estimate, with reasonable allowance for contingencies, which the Management Committee considers necessary to implement the production plan, together with a schedule of advances which the parties shall be required to make in respect of Expenditures required to construct and to operate the mine) and the giving of a notice to each of the parties that a decision has been made to construct a mine on the Fye Property.

16.3	Each party may, by notice within 60 days of receipt of an approved production plan, elect to participate in placing the Fye Property into production by committing to contribute its proportionate share of the capital Expenditures required to construct and to operate the mine in proportion to its interest, or some lesser share but at least 10%. If a party so elects to contribute, it shall be deemed to hold an interest equivalent to that percentage it elected to contribute. If either TCAI or WKR elects not to contribute, it shall be deemed to have assigned its interest to the other party, in consideration for a 2% NSR, if that other party elects to increase its contribution thereby. If a party elects to fund some lesser share than its entire interest percentage, but at least 10%, the interest that was forgone in the election shall be deemed to have been assigned to the other party, for no consideration, if that other party elects to increase its contribution thereby. No party shall be required to provide any completion guarantees, unless completion guarantees are required by lenders providing project financing, in which case each party shall provide guarantees acceptable to those lenders. No party may mortgage its interest in the Fye Property except to a lender that provides project financing and which agrees that upon any realization of its security it shall observe all of the terms of the JV and Agreement including right of first offer provisions in the Agreement to the same extent as if its borrower proposed to sell its interest in the Fye Property. If elections have not been made to fully fund the capital Expenditures then the production plan shall be deemed withdrawn.

16.4	A mine shall be constructed substantially in conformity with the production plan approved under §16.2, but subject to the right of the Management Committee to approve such reasonable variations in construction as it may deem advisable.

16.5	A mine shall be operated on the basis of annual operating plans approved by the Management Committee; provided that the Management Committee may temporarily suspend or permanently terminate operations pursuant to a suspension or closure plan approved by it.

16.6	The Operator may invoice for mine capital Expenditures or operating Expenditures incurred or to cash call reasonably in advance of requirements. If a party does not pay the amount invoiced within 30 days, the Operator may demand payment. If payment is not made within 30 days of demand the other party may elect to pay all or a portion of the unpaid cost share of the defaulting participant. If the other party advances such unpaid share, then they or it shall be entitled to recover the amount so paid, together with interest thereon from the date so paid at a per annum rate equal to Prime Rate plus 4%. The party making the advance shall have a lien against the defaulting participants interest and shall have:

(a)	the right to take possession of all or a portion of the defaulting participant’s interest in the Fye Property and to sell, or purchase, such interest to recover the amount of such default; provided that

(b)	if the Fye Property is in production the party making the advance may, in the interim of proceeding under §16.6(a) above, have a prior and a first right, after retirement of project debt, to receive the share of mineral products of the defaulting party until such party has received mineral products in kind of a value equal to (after the costs of sale and costs of enforcement of the lien) the amount advanced, together with interest thereon at the rate specified.

16.7	The definitive option joint venture agreement contemplated under §28.3 shall provide for suspension of operations during sustained periods of negative operating cash flow and for resumption of suspended operations.

16.8	Subject to §15.5, a party contributing to mine costs shall take, in kind, its proportionate share of any minerals produced and to separately dispose of the same.

17.	Restrictions On Alienation and Right of First Offer

17.1	Except in accordance with this Agreement no party shall transfer, sell, dispose or encumber its interest in the Fye Property. Subject to §17.4, this Agreement may not be assigned by either party without the written consent of the other party, and any attempt to assign this Agreement or delegate performance hereunder without such consent shall be void.

17.2	No party shall institute any proceedings to partition the Fye Property.

17.3	A party (including a party with respect to its NSR) wishing to dispose of any interest or rights under this Agreement shall, by notice, first offer to sell it to the other party for a price (payable in work commitments and/or cash and/or marketable securities or a combination of the three) and on terms which the disposing party establishes. If TCAI and/or WKR as the case may be does not accept the offer within 30 days the disposing party shall then have 180 days, from the earlier of notice of rejection of the offer or the end of the 30 day period, to dispose of its interest to a third party for the same or greater price and on the same terms or terms no more favourable to the third party, provided that the incoming party delivers, in a form acceptable to the other parties, a document whereby it agrees to be bound by, and comply with, the terms of this Agreement. For the purposes of this §17.3 marketable securities means common stock of a company with a market capitalization of at least $50,000,000.00 and at least 10 million common shares issued and outstanding that is traded on a recognized stock exchange. The per share value of the marketable security used in any transaction hereunder for purposes of determining the price and market capitalization of the issuer shall be the average of the closing price for such security on its principal stock exchange for the 60 trading days that end 10 days before the closing of the transaction. In determining the price of a transaction hereunder, work commitments shall be valued at the amount required to be expended to meet the work commitment without discounting or other adjustments.

17.4	The right of first offer shall not apply to transfers to affiliated corporations provided that the incoming party delivers, in a form acceptable to the other parties, a document whereby it agrees to be bound by, and comply with, the terms of this Agreement. However if the transferee ceases to be an affiliate within 2 years of the transfer it shall offer the interest to the remaining party at fair market value under §17.3.

18.	Area of Interest and Use of Data

18.1	Both during the term of the Option and subsequently, there shall be an area of interest which shall be comprised of those lands included within the outer boundaries of the Fye Property, Schedule A1 (the “Area of Interest”). If either party stakes or acquires any surface or water rights or mineral property within the Area of Interest, it shall offer to have those rights or property included in this Agreement. The other party shall have 30 days to elect whether to accept that offer and, where appropriate, pay its share of the costs of acquisition (for clarity if acquired during the term of the Option costs shall be to TCAI’s account and be considered Expenditures and if acquired during the JV each party shall be responsible for their cost share of such Expenditures); failing which election and payment, the acquiring party may retain the rights or property so acquired free of the terms of this Agreement.

18.2	Neither party will have any obligation to the other with respect to the acquisition of properties or interests in minerals, surface or water rights, whether directly or indirectly, which are outside the Area of Interest.

19.	Representations and Warranties

19.1	White Knight Resources Ltd represents and warrants to TCAI the following (which representations and warranties shall be remade on the private placement closing date and at the closing of any future financing):

(a)	White Knight Resources Ltd. is a corporation, duly incorporated, validly existing, and in good standing under the laws of British Columbia and has the corporate power and authority to enter this Agreement;

(b)	The capital structure of White Knight Resources Ltd. is comprised of only one class of stock, common shares, the voting of these shares for directors of White Knight Resources Ltd. is on a noncumulative basis, no voting trusts or voting agreements exist with respect to the common shares, and White Knight Resources Ltd.‘s management and board of directors will not, during the term of this Agreement, modify the capital structure of White Knight Resources Ltd. to include additional classes of shares or approve or participate in voting trusts or voting agreements with respect to the common shares. As of September 15, 2004, White Knight Resources Ltd. has 52,469,386 Common Shares issued and outstanding as well as: a total of 3,515,000 outstanding incentive stock options; and a total of 9,574,899 outstanding warrants.

(c)	No agent, broker, investment banker, person or firm acting on behalf or under the authority of White Knight Resources Ltd. is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with the execution, delivery, or performance of this Agreement or the private placement provided for in §1.

19.2	White Knight Resources Ltd. and White Knight Gold (U.S.) Inc. each represent and warrant to TCAI that:

(a)	White Knight Gold (U.S.) Inc. owns or has the right to earn a 100% interest in the Fye Property, as set out on Schedule “A1";

(b)	the Fye Property is recorded in the name of White Knight Gold (U.S.) Inc.;

(c)	White Knight Gold (U.S.) Inc. has the exclusive right and necessary lawful authority to explore for minerals on the Fye Property and that evidence of such right is or shall be recorded against title to the Fye Property;

(d)	White Knight Gold (U.S.) Inc. has the right to enter into this Agreement, to assign all or a portion of the interest in the Fye Property free of any consent or preferential purchase right held by other parties, and to dispose of the Fye Property in accordance with the terms of this Agreement;

(e)	there are no adverse claims or challenges against or to the ownership of or title to any of the mineral claims and other interests comprising the Fye Property, nor to its knowledge is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the Fye Property or any portion thereof or any production therefrom granted by it and no person has any royalty or other interest whatsoever in the Fye Property or in production therefrom except as herein defined and as provided in the Underlying Agreement;

(f)	WKR’s transfer of the Fye Property to TCAI will be free of all liens, mortgages, pledges, encumbrances and charges of every kind and nature;

(g)	WKR has not committed and will not commit any act or acts which would reasonably be expected to encumber or cause any lien to be placed against the Fye Property, including without limitation, by reason of any Environmental Law;

(h)	all required permits, authorizations, approvals and consents to the transfer and conveyance of the Fye Property will be obtained by WKR;

(i)	the mineral claims and other rights (land, water etc.) that comprise the Fye Property are presently in good standing and are free and clear of all liens, charges and encumbrances and subject to the provisions of this Agreement it shall maintain them in that condition so long as TCAI has any right to earn an interest therein hereunder;

(j)	the Fye Property and its existing and prior uses by WKR comply and have, to its knowledge, at all times complied with, and WKR is not in violation of, and have not violated, in connection with the ownership, use, maintenance or operation of the Fye Property, any applicable federal or local laws, regulations, rules, orders or approvals relating to its operations on the Fye Property;

(k)	without limiting the generality of §19.2(j), WKR has operated the Fye Property and has at all times received, handled, used, stored, treated, shipped and disposed of all Hazardous Materials or Hazardous Substances in strict compliance with all Environmental Laws and applicable health or safety laws, regulations, orders or approvals;

(l)	no Hazardous Materials or Hazardous Substances have been released into the environment, or deposited, discharged, placed or disposed of at, on or near the Fye Property as a result of its operations carried out on the Fye Property, nor, to the best of its knowledge, have any of the above occurred nor has the Fye Property been used at any time by any person as a landfill or waste disposal site;

(m)	no notices of any violation or apparent violation of any of the matters referred to in §19.2(j) through §19.2(l) relating to the Fye Property or its use have been received by WKR;

(n)	to the best of its knowledge, there are no writs, injunctions, orders or judgements outstanding, no lawsuits, claims, proceedings or investigations pending or threatened, relating to the use, maintenance or operation of the Fye Property, whether related to environmental, archaeological or similar matters, or otherwise, nor, to the knowledge of WKR, is there any basis for such lawsuits, claims, proceedings or investigations being instituted or filed;

(o)	to the best of its knowledge, there are no active treaty negotiations in respect of native land claims affecting the Fye Property, nor is WKR aware of pending native land claims that may affect the Fye Property; and

(p)	the Fye Property does not comprise all or substantially all of the assets of White Knight Resources Ltd or White Knight Gold (U.S.) Inc.

19.3	Each party represents and warrants to the other party that:

(a)	it is a corporation, duly incorporated, organized, validly existing, and in good standing under the laws of its incorporating jurisdiction and has the full corporate power and authority to carry on its business and to enter this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(b)	the execution, delivery and performance of this Agreement and the other instruments to be executed and delivered by it have been authorized by all necessary corporate action of it, including approval by its board of directors and shareholders if required, and do not and will not: (a) contravene it’s charter or bylaws or other constating documents; (b) violate any material provision of law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it, or (c) result in a material breach of or constitute a material default under any agreement to which it is a party which would have a material adverse effect upon the right, power and authority of it to perform its obligations hereunder;

(c)	no civil or criminal actions, proceedings or investigations exist or have been or are threatened by or before any court, governmental agency, regulatory authority, or arbitrator with respect to or affecting it which would restrain or prohibit the execution, delivery or performance of this Agreement.

(d)	no agent, broker, investment banker, person or firm acting on behalf or under the authority of it is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with the execution, delivery, or performance of this Agreement; and

(e)	neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party.

19.4	The warranties herein shall survive the execution of this Agreement and shall be unaffected by any examinations undertaken by TCAI or its counsel.

20.	Covenants

20.1	Until the expiry of the Option, WKR covenants, subject toss.8.3(a):

(a)	to pay any costs incurred in defending its existing title to the Fye Property; and

(b)	not to dispose of any part or portion of the Fye Property except in accord with the terms of this Agreement or enter into any agreement or do anything that would create a lien or encumbrance on the Fye Property except as permitted herein; not to enter into any contract or agreement with respect to the Fye Property which would in away negatively impact TCAI’s rights to exercise its Option as provided for herein; not to amend, modify or terminate the Underlying Agreement without the approval and agreement of TCAI and that it will comply with all governmental requirements and laws respecting WKR’s use and operation of the Fye Property, including the Environmental Laws.

20.2	TCAI shall perform its work on the Fye Property in conformity with all environmental and other applicable requirements.

21.	Indemnification

21.1	White Knight Resources Ltd and White Knight Gold (U.S.) Inc. agree to jointly and severally indemnify, hold harmless and release TCAI and its officers, directors, employees, shareholders, authorized agents, representatives, parent and affiliated companies from and against any and all claims, causes of action, liabilities, obligations, losses, damages, penalties, fines, settlements, costs or expenses of any nature whatsoever, including without limitation reasonable attorneys’ fees and disbursements arising from:

(a)	Any of the WKR’s representations or warranties set forth in §19 of this Agreement being incorrect or untrue or any state of facts contrary to any such representation or warranty; and

(b)	Any of WKR’s covenants, duties, obligations or agreements contained in this Agreement being breached, including its obligations under §2.1(d) hereof.

21.2	TCAI agrees to indemnify and hold harmless and release WKR and its officers, directors, employees, shareholders, authorized agents and representatives from and against any and all claims, causes of action, liabilities, obligations, losses, damages, penalties, fines, settlements, costs or expenses of any nature whatsoever, including without limitation reasonable attorneys’ fees and disbursements, arising from:

(a)	Any of TCAI’s representations or warranties set forth in §19 of this Agreement being incorrect or untrue or any state of facts contrary to any such representation or warranty;

(b)	Any of TCAI’s covenants, duties, obligations or agreements contained in this Agreement being breached.

22.	Environmental Law(s) Defined

22.1	“Environmental Law(s)” means any federal, state, or municipal law, code, ordinance, rule, regulation, policy, guidelines, permit, consent, approval, license, judgment, order, writ, decree, injunction or other authorization, relating to:

(a)	emissions, discharges, releases or threatened releases of Hazardous Materials or Hazardous Substances into the natural or human environment, including, without limitation, air, soil, sediments, land surface or subsurface, surface water, ground water, buildings or facilities, treatment works, drainage systems or septic systems; or

(b)	the generation, treatment, storage, disposal, recycling, use, handling, manufacturing, processing, reprocessing, transportation or shipment or arrangement for transportation or shipment of any Hazardous Materials or Hazardous Substances; or

(c)	otherwise concerning pollution or protection of the environment, public health and safety or exposure to Hazardous Materials, Hazardous Substances or other hazardous or toxic substances alleged to be harmful including without limitation, the laws described in the definition of “Hazardous Materials” below, the Clean Water Act, and all amendments to the foregoing and all state and local variations of the same.

22.2	“Hazardous Materials” and “Hazardous Substances” means:

(a)	any and all contaminants, pollutants, constituents, wastes and substances that are listed or defined as hazardous in the following statutes and their implementing federal and state regulations:

(i)	the Hazardous Materials Transportation Act, 49 U.S.C. §1801 et seq.;

(ii)	the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq. (“RCRA”);

(iii)	the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. §9601 et seq. (“CERCLA”);

(iv)	the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq.;

(v)	the Clean Air Act, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §7401 et seq.;

(vi)	the Emergency Planning and Community Right-to-Know Act of 1986, as amended, 42 U.S.C. §11001 et seq.; and

(vii)	any amendments to any of the foregoing and any state or local variation thereto.

(b)	petroleum, including crude oil and any fractions thereof;

(c)	natural gas, synthetic gas and any mixtures thereof;

(d)	asbestos and/or asbestos-containing materials

(e)	PCBs or PCB-containing materials or fluids;

(f)	any other substance with respect to which any federal, state or local agency or other governmental authority may require either an environmental investigation or environmental remediation; and

(g)	any other hazardous or noxious material, contaminant, pollutant, constituent, substance, or solid or liquid waste that is or may be regulated by, or forms a basis of liability under, any Environmental Laws.

23.	Confidentiality and Press Releases

23.1	Each party agrees that until the termination of this Agreement all information obtained hereunder shall be the exclusive property of the parties and shall not be publicly disclosed or used other than for the activities contemplated hereunder, except as required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction or in connection with the filing of an annual information form, prospectus or similar document, or with the written consent of the other parties, such consent not to be unreasonably withheld, provided that the provisions of this section do not apply to information which is or becomes part of the public domain other than through a breach of the terms hereof or which would not otherwise be considered as material to the parties, acting reasonably.

23.2	Consent to disclosure of information hereunder shall not be unreasonably withheld where a party wishes to disclose any such information to a third party for the purpose of arranging financing for its contributions hereunder or, where permitted by this Agreement, for the purpose of selling its interest in the Fye Property or its interest in this Agreement, provided that such third party gives its undertaking to the parties that any such information not theretofore publicly disclosed shall be kept confidential and not disclosed to others for a period agreed upon by the parties, which shall not be less than one year in duration.

23.3	A party proposing a press release relating to the Fye Property, or the terms of this Agreement, work thereon or the activities of the parties or their affiliates with respect thereto, shall provide a copy to the other party for its information and comments using its best efforts, in light of its timely disclosure obligations under applicable law, to ensure it is provided at least 2 business days prior to release. Any comments that the receiving party may make shall not be considered certification by the other party of the accuracy of the information in such press release, or a confirmation by it that the content of such press release complies with the disclosure standards of the applicable regulatory authorities. If the receiving party fails to provide comments within said time period the providing party may, subject to §23.4 make the proposed press release.

23.4	Each partyshall obtain prior approval of the other party before issuing any press release or public statement using the other party’s name, the name of any of the officers, directors or employees of the other party, or the name of any of its subsidiaries. The foregoing prohibition shall not apply if disclosure of the other party’s name is required, in the written opinion of counsel to a party, by applicable public disclosure requirements however in such a case the party wishing to make the disclosure must provide a copy to the other party for its information and comments using its best efforts to ensure it is provided at least 2 Business Days prior to release. However, such approval shall not be considered certification by the other party of the accuracy of the information in such press release, or a confirmation by it that the content of such press release complies with the rules, policies, by-laws and disclosure standards of the applicable regulatory authorities or stock exchanges.

24.	Notice

24.1	Any notices, requests, demands or other communication required or permitted to be given under this Agreement shall be in writing and may be given by personal delivery or by mail (first class postage prepaid) or by sending it by facsimile or other similar form of telecommunication addressed to the party to whom such communication is to be directed, in each case addressed as follows:

(a)	If to TCAI at:

Teck Cominco American Incorporated Post Office Box 3087 Spokane, Washington 99220 Attention: Legal Department Fax: 509-459-4400

with a copy to

Teck Cominco American Incorporated c/o Teck Cominco Limited 500 - 200 Burrard St. Vancouver, British Columbia, Canada V6C 3L7 Attention: Corporate Secretary Fax: 604-687-6100

(b)	If to WKR at:

White Knight Resources Ltd. 922 - 510 Hastings St. W., Vancouver B.C. Canada V6B 1L8 Attention: President Fax: 604-681-0180

All notices shall be given (i) by personal delivery, (ii) by commercial courier, or (iii) by certified mail, return receipt requested. All notices shall be effective and shall be deemed delivered on the date of delivery if delivered during normal business hours. If not delivered during normal business hours, delivery shall be deemed effective on the next business day following delivery. A party may change its address by notice to the other parties. -

25.	Exchange Approval

25.1	This Agreement is subject to the acceptance of the TSX Venture Exchange. White Knight Resources Ltd. shall submit this Agreement to the TSX Venture Exchange for acceptance forthwith, and shall copy TCAI with a copy of its submission and a copy of the acceptance when obtained. If such acceptance is not obtained within 30 days of the date hereof, this Agreement, at TCAI’s sole discretion, shall terminate and have no force or effect.

26.	Termination

26.1	This Agreement shall terminate upon the occurrence of the following:

(a)	a termination of the Option or subsequent JV formed with respect to the Fye Property.

26.2	The JV with respect to the Fye Property shall terminate upon the occurrence of the earliest of:

(a)	sale or other disposition of the Fye Property following the written agreement by the parties to terminate the JV;

(b)	a termination pursuant to §11.5 or §16.6(a);

(c)	except with respect to its NSR, the conversion of a party’s entire interest to a NSR pursuant to §11.4, §12.6(b), §12.7 or §16.3; or

(d)	abandonment of the entire Fye Property under §12.8.

27.	Force Majeure

27.1	A party may claim force majeure if such party is prevented from or delayed in performing any obligation under this Agreement by any cause beyond its reasonable control, whether foreseeable or unforeseeable, excluding only lack of finances, but including, without limitation, acts of God, strikes, lockouts, or other industrial disputes, laws, rules and regulations or orders of any duly constituted court or governmental authority, acts of terrorism, acts of the public enemy, war, insurrection, riots, fire, storm, flood, unusually harsh weather causing delay, explosion, government restriction, failure to obtain any approvals required from regulatory authorities or unavailability of equipment, materials or transportation (provided the approvals were properly applied for and pursued in good faith and on a timely basis or the equipment, materials or transportation were sought in a timely way), interference by third party interests groups (including environmental lobbyists and First Nations or indigenous peoples’ groups) or other causes whether of the kind enumerated above or otherwise, then the time for the performance of that obligation shall be extended for a period equivalent to the total period the cause of the prevention or delay persists regardless of the length of such total period. A party may also claim force majeure, if such party, acting reasonably, believes that social or political unrest in the region of the Fye Property or the threat of that unrest will endanger the safety of its employees or the employees of its contractors if the party were to continue with the work program unless such social or political unrest is caused by action or inaction by that party. The party that claims force majeure shall promptly notify the other party and shall take all reasonable steps to remove or remedy the cause of the prevention or delay insofar as it is reasonably able to do so and as soon as possible. The party claiming force majeure will provide the other party with a regular a written report summarizing events that have occurred and prospects for resolution.

28.	Miscellaneous Provisions

28.1	The obligations of TCAI under this Agreement will be subject to the satisfaction of the following conditions:

(a)	WKR will have delivered to TCAI, within 10 days of execution of this Agreement, an agreement, executed by Donald K. Jennings, in the form attached as Schedule E; and

(b)	White Knight Resources Ltd. will have received, within 10 days of execution or this Agreement, all required approvals from the TSX Venture Exchange for White Knight Resources Ltd. entering into this Agreement and completing the transactions contemplated hereby.

28.2	This Agreement shall be a binding agreement between the parties, until such time, if any, as a definitive agreement contemplated under §28.3 is executed, that shall govern joint operations on the Fye Property.

28.3	After the execution of this Agreement, and prior to TCAI exercising the Option, TCAI’s solicitors shall prepare, and the parties shall endeavor to settle, a definitive joint venture agreement, which incorporates the terms of this Agreement and which contains such other provisions for the joint operation of the Fye Property as the parties may otherwise agree.

28.4	This Agreement, and the Schedules and instruments to be delivered in connection herewith, contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof. In the event of any conflict between this Agreement and any Schedule attached hereto, the terms of this Agreement shall be controlling. No modification of this Agreement shall be valid unless made in writing and duly executed by the parties.

28.5	The rights and obligations of the parties shall be several, the parties shall hold their interests as tenants in common, and nothing contained in the Agreement shall be construed as creating a partnership or in imposing any fiduciary duty on any party.

28.6	Nothing expressed or implied in this Agreement is intended by the parties or shall be construed to confer upon or to give to any person or entity other than the parties to this Agreement or their successors or assigns any rights or remedies under or by reason of this Agreement.

28.7	Each of the parties agrees that it shall take such actions and execute such additional instruments as counsel to any party deems reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

28.8	Each of the parties shall have the right from time to time to register or record notice of this Agreement against title to the Fye Property, and the other parties shall co-operate with all such registrations and recordings and provide its written consent or signature to any documents and do such other things from time to time as are necessary or desirable to effect all such registrations or recordings or otherwise to protect the interests of the parties hereunder.

28.9	Each party shall have all remedies provided at law or in equity with respect to the obligations hereunder.

28.10	Except as otherwise specifically provided in this Agreement, all fees, costs and expenses incurred by WKR or TCAI in negotiating this Agreement or in consummating this transaction shall be paid by the party incurring the same, including without limitation, legal, brokerage and accounting fees, costs and expenses.

28.11	If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions, representations or warranties in this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorney’s fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

28.12	The failure of a party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the party’s right thereafter to enforce any provision or exercise any right.

28.13	Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall be ineffective in such jurisdiction only to the extent of such prohibition or unenforceability without affecting the remaining provisions of this Agreement.

28.14	Unless otherwise specified, all dollar amounts referred to herein shall be in the currency of the United States of America.

28.15	This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada.

28.16	This Agreement may be executed in counterparts, each of which when so executed shall be deemed an original, and such counterparts shall together constitute but one and the same instrument.

28.17	This Agreement shall be read with such changes in gender or number as the context shall require.

28.18	The headings to the articles, paragraphs, parts or clauses of this Agreement and the table of contents are inserted for convenience only and shall not affect the construction hereof.

28.19	The Schedules to this Agreement are an integral part of this Agreement and are incorporated into this Agreement.

28.20	Unless otherwise stated, a reference to an Article means an Article of this Agreement and the symbol “§" followed by a number or some combination of numbers and letters refers to the provision of this Agreement so designated and the symbol “§” followed by a letter within a provision refers to a clause within such provision. A reference to “this Agreement”, “hereof”, “hereunder”, “herein” or words of similar meaning, means this agreement including the schedules hereto, together with any amendments thereof.

28.21	Time is of the essence in this Agreement and the performance by the parties of their respective duties and obligations hereunder.

If the foregoing terms are acceptable, please confirm your acceptance of the terms set out above by kindly executing in the space provided below and returning it to TCAI, whereupon it shall form a binding agreement between us in consideration for the mutual covenants herein.

TECK COMINCO AMERICAN INCORPORATED

“C. Bruce DiLuzio”
C. Bruce DiLuzio
Its: V.P. Law & Administration

WHITE KNIGHT RESOURCES LTD.

“ John M. Leask”
Its: President

WHITE KNIGHT GOLD (U.S.) INC.

“ John M. Leask”
Its: President

This is SCHEDULE “A1” to the Letter Agreement between
TECK COMINCO AMERICAN INCORPORATED,
WHITE KNIGHT RESOURCES LTD.and WHITE KNIGHT GOLD (U.S.) INC.
dated for reference October 20, 2004

DESCRIPTION OF THE PROPERTY

The Fye Canyon Property consists of the following mining claims owned or leased by White Knight Gold (US) Inc. (in this Schedule “A1” referred to as “WKG”), all are located in portions of Township 25 North, Ranges 48 and 48.5 East, Mount Diablo Base and Meridian, all in Eureka County, Nevada, as depicted on the accompanying map.

A 100% interest in FIL 1 to 65: consisting of 65 claims, FILL 50 to 55: consisting of 6 claims, FYEW 1 to 27, FYEW 30 to FYEW 162: consisting of 160 claims; and

Subject to the Underlying Agreement, a 100% interest in Fye 1-51, 53, 55, 57, 59-93, 95-110, 112, 114, 116, 118-123 consisting of 114 claims.

Total of 345 claims.

Claim Name	BLM Serial No.	Book	Page	Registered Owner
FIL 1	860233	374	066	WKG
FIL 2	860234	374	067	WKG
FIL 3	860235	374	068	WKG
FIL 4	860236	374	069	WKG
FIL 5	860237	374	070	WKG
FIL 6	860238	374	071	WKG
FIL 7	860239	374	072	WKG
FIL 8	860240	374	073	WKG
FIL 9	860241	374	074	WKG
FIL 10	860242	374	075	WKG
FIL 11	860243	374	076	WKG
FIL 12	860244	374	77	WKG
FIL 13	860245	374	78	WKG
FIL 14	860246	374	79	WKG
FIL 15	860247	374	80	WKG
FIL 16	860248	374	81	WKG
FIL 17	860249	374	82	WKG
FIL 18	860250	374	83	WKG
FIL 19	860251	374	84	WKG
FIL 20	860252	374	85	WKG
FIL 21	860253	374	86	WKG
FIL 22	860254	374	87	WKG
FIL 23	860255	374	88	WKG
FIL 24	860256	374	89	WKG
FIL 25	860257	374	90	WKG
FIL 26	860258	374	91	WKG
FIL 27	860259	374	92	WKG

A1-2

Claim Name	BLM Serial No.	Book	Page	Registered Owner

FIL 28	860260	374	93	WKG
FIL 29	860261	374	94	WKG
FIL 30	860262	374	95	WKG
FIL 31	860263	374	96	WKG
FIL 32	860264	374	97	WKG
FIL 33	860265	374	98	WKG
FIL 34	860266	374	99	WKG
FIL 35	860267	374	100	WKG
FIL 36	860268	374	101	WKG
FIL 37	860269	374	102	WKG
FIL 38	860270	374	103	WKG
FIL 39	860271	374	104	WKG
FIL 40	860272	374	105	WKG
FIL 41	860273	374	106	WKG
FIL 42	860274	374	107	WKG
FIL 43	860275	374	108	WKG
FIL 44	860276	374	109	WKG
FIL 45	860277	374	110	WKG
FIL 46	860278	374	111	WKG
FIL 47	860279	374	112	WKG
FIL 48	860280	374	113	WKG
FIL 49	860281	374	114	WKG
FIL 50	863446	376	336	WKG
FIL 51	863447	376	337	WKG
FIL 52	863448	376	338	WKG
FIL 53	863449	376	339	WKG
FIL 54	863450	376	340	WKG
FIL 55	863451	376	341	WKG
FIL 56	863452	376	342	WKG
FIL 57	863453	376	343	WKG
FIL 58	863454	376	344	WKG
FIL 59	863455	376	345	WKG
FIL 60	863456	376	346	WKG
FIL 61	863457	376	347	WKG
FIL 62	863458	376	348	WKG
FIL 63	863459	376	349	WKG
FIL 64	863460	376	350	WKG
FIL 65	863461	376	351	WKG
FILL 50	860736	374	381	WKG
FILL 51	860737	374	382	WKG
FILL 52	860738	374	383	WKG
FILL 53	860739	374	384	WKG
FILL 54	860740	374	385	WKG
FILL 55	860741	374	386	WKG
FYEW 1	860282	374	115	WKG
FYEW 2	860283	374	116	WKG

A1-3

Claim Name	BLM Serial No.	Book	Page	Registered Owner

FYEW 3	860284	374	117	WKG
FYEW 4	860285	374	118	WKG
FYEW 5	860286	374	119	WKG
FYEW 6	860287	374	120	WKG
FYEW 7	860288	374	121	WKG
FYEW 8	860289	374	122	WKG
FYEW 9	860290	374	123	WKG
FYEW 10	860291	374	124	WKG
FYEW 11	860292	374	125	WKG
FYEW 12	860293	374	126	WKG
FYEW 13	860294	374	127	WKG
FYEW 14	860295	374	128	WKG
FYEW 15	860296	374	129	WKG
FYEW 16	860297	374	130	WKG
FYEW 17	860298	374	131	WKG
FYEW 18	860299	374	132	WKG
FYEW 19	860300	374	133	WKG
FYEW 20	860301	374	134	WKG
FYEW 21	860302	374	135	WKG
FYEW 22	860303	374	136	WKG
FYEW 23	860304	374	137	WKG
FYEW 24	860305	374	138	WKG
FYEW 25	860306	374	139	WKG
FYEW 26	860307	374	140	WKG
FYEW 27	860308	374	141	WKG
FYEW 30	860742	374	284	WKG
FYEW 31	860743	374	285	WKG
FYEW 32	860744	374	286	WKG
FYEW 33	860745	374	287	WKG
FYEW 34	860746	374	288	WKG
FYEW 35	860747	374	289	WKG
FYEW 36	860748	374	290	WKG
FYEW 37	860749	374	291	WKG
FYEW 38	860750	374	292	WKG
FYEW 39	860751	374	293	WKG
FYEW 40	860752	374	294	WKG
FYEW 41	860753	374	295	WKG
FYEW 42	860754	374	296	WKG
FYEW 43	860755	374	297	WKG
FYEW 44	860756	374	298	WKG
FYEW 45	860757	374	299	WKG
FYEW 46	860758	374	300	WKG
FYEW 47	860759	374	301	WKG
FYEW 48	860760	374	302	WKG
FYEW 49	860761	374	303	WKG
FYEW 50	860762	374	304	WKG
FYEW 51	860763	374	305	WKG

A1-4

Claim Name	BLM Serial No.	Book	Page	Registered Owner

FYEW 52	860764	374	306	WKG
FYEW 53	860765	374	307	WKG
FYEW 54	860766	374	308	WKG
FYEW 55	860767	374	309	WKG
FYEW 56	860768	374	310	WKG
FYEW 57	860769	374	311	WKG
FYEW 58	860770	374	312	WKG
FYEW 59	860771	374	313	WKG
FYEW 60	860772	374	314	WKG
FYEW 61	860773	374	315	WKG
FYEW 62	860774	374	316	WKG
FYEW 63	860775	374	317	WKG
FYEW 64	860776	374	318	WKG
FYEW 65	860777	374	319	WKG
FYEW 66	860778	374	320	WKG
FYEW 67	860779	374	321	WKG
FYEW 68	860780	374	322	WKG
FYEW 69	860781	374	323	WKG
FYEW 70	860782	374	324	WKG
FYEW 71	860783	374	325	WKG
FYEW 72	860784	374	326	WKG
FYEW 73	860785	374	327	WKG
FYEW 74	860786	374	328	WKG
FYEW 75	860787	374	329	WKG
FYEW 76	860788	374	330	WKG
FYEW 77	860789	374	331	WKG
FYEW 78	860790	374	332	WKG
FYEW 79	860791	374	333	WKG
FYEW 80	860792	374	334	WKG
FYEW 81	860793	374	335	WKG
FYEW 82	860794	374	336	WKG
FYEW 83	860795	374	337	WKG
FYEW 84	860796	374	338	WKG
FYEW 85	860797	374	339	WKG
FYEW 86	860798	374	340	WKG
FYEW 87	860799	374	341	WKG
FYEW 88	860800	374	342	WKG
FYEW 89	860801	374	343	WKG
FYEW 90	860802	374	344	WKG
FYEW 91	860803	374	345	WKG
FYEW 92	860804	374	346	WKG
FYEW 93	860805	374	347	WKG
FYEW 94	860806	374	348	WKG
FYEW 95	860807	374	349	WKG
FYEW 96	860808	374	350	WKG
FYEW 97	860809	374	351	WKG
FYEW 98	860810	374	352	WKG
FYEW 99	860811	374	353	WKG

A1-5

Claim Name	BLM Serial No.	Book	Page	Registered Owner

FYEW 100	860812	374	354	WKG
FYEW 101	860813	374	355	WKG
FYEW 102	860814	374	356	WKG
FYEW 103	860815	374	357	WKG
FYEW 104	860816	374	358	WKG
FYEW 105	860817	374	359	WKG
FYEW 106	860818	374	360	WKG
FYEW 107	860819	374	361	WKG
FYEW 108	860820	374	362	WKG
FYEW 109	860821	374	363	WKG
FYEW 110	860822	374	364	WKG
FYEW 111	860823	374	365	WKG
FYEW 112	860824	374	366	WKG
FYEW 113	860825	374	367	WKG
FYEW 114	860826	374	368	WKG
FYEW 115	860827	374	369	WKG
FYEW 116	860828	374	370	WKG
FYEW 117	860829	374	371	WKG
FYEW 118	860830	374	372	WKG
FYEW 119	860831	374	373	WKG
FYEW 120	860832	374	374	WKG
FYEW 121	860833	374	375	WKG
FYEW 122	860834	374	376	WKG
FYEW 123	860835	374	377	WKG
FYEW 124	860836	374	378	WKG
FYEW 125	860837	374	379	WKG
FYEW 126	860838	374	380	WKG
FYEW 127	869584	382	102	WKG
FYEW 128	869585	382	103	WKG
FYEW 129	869586	382	104	WKG
FYEW 130	869587	382	105	WKG
FYEW 131	869588	382	106	WKG
FYEW 132	869589	382	107	WKG
FYEW 133	869590	382	108	WKG
FYEW 134	869591	382	109	WKG
FYEW 135	869592	382	110	WKG
FYEW 136	869593	382	111	WKG
FYEW 137	869594	382	112	WKG
FYEW 138	869595	382	113	WKG
FYEW 139	869596	382	114	WKG
FYEW 140	869597	382	115	WKG
FYEW 141	869598	382	116	WKG
FYEW 142	869599	382	117	WKG
FYEW 143	869600	382	118	WKG
FYEW 144	869601	382	119	WKG
FYEW 145	869602	382	120	WKG
FYEW 146	869603	382	121	WKG

A1-6

Claim Name	BLM Serial No.	Book	Page	Registered Owner

FYEW 147	869604	382	122	WKG
FYEW 148	869605	382	123	WKG
FYEW 149	869606	382	124	WKG
FYEW 150	869607	382	125	WKG
FYEW 151	869608	382	126	WKG
FYEW 152	869609	382	127	WKG
FYEW 153	869610	382	128	WKG
FYEW 154	869611	382	129	WKG
FYEW 155	869612	382	130	WKG
FYEW 156	869613	382	131	WKG
FYEW 157	869614	382	132	WKG
FYEW 158	869615	382	133	WKG
FYEW 159	869616	382	134	WKG
FYEW 160	869617	382	135	WKG
FYEW 161	869618	382	136	WKG
FYEW 162	869619	382	137	WKG
Fye 1	854372	371	001	Donald K. Jennings
Fye 2	854373	371	002	Donald K. Jennings
Fye 3	854374	371	003	Donald K. Jennings
Fye 4	854375	371	004	Donald K. Jennings
Fye 5	854376	371	005	Donald K. Jennings
Fye 6	854377	371	006	Donald K. Jennings
Fye 7	854378	371	007	Donald K. Jennings
Fye 8	854379	371	008	Donald K. Jennings
Fye 9	854380	371	009	Donald K. Jennings
Fye 10	854381	371	010	Donald K. Jennings
Fye 11	854382	371	011	Donald K. Jennings
Fye 12	854383	371	012	Donald K. Jennings
Fye 13	854384	371	013	Donald K. Jennings
Fye 14	854385	371	014	Donald K. Jennings
Fye 15	854386	371	015	Donald K. Jennings
Fye 16	854387	371	016	Donald K. Jennings
Fye 17	854388	371	017	Donald K. Jennings
Fye 18	854389	371	018	Donald K. Jennings
Fye 19	854390	371	019	Donald K. Jennings
Fye 20	854391	371	020	Donald K. Jennings
Fye 21	854392	371	021	Donald K. Jennings
Fye 22	854393	371	022	Donald K. Jennings
Fye 23	854394	371	023	Donald K. Jennings
Fye 24	854395	371	024	Donald K. Jennings
Fye 25	854396	371	025	Donald K. Jennings
Fye 26	854397	371	026	Donald K. Jennings
Fye 27	854398	371	027	Donald K. Jennings
Fye 28	854399	371	028	Donald K. Jennings
Fye 29	854400	371	029	Donald K. Jennings
Fye 30	854401	371	030	Donald K. Jennings
Fye 31	854402	371	031	Donald K. Jennings
Fye 32	854403	371	032	Donald K. Jennings
Fye 33	854404	371	033	Donald K. Jennings

A1-7

Claim Name	BLM Serial No.	Book	Page	Registered Owner

Fye 34	854405	371	34	Donald K. Jennings
Fye 35	854406	371	35	Donald K. Jennings
Fye 36	854407	371	36	Donald K. Jennings
Fye 37	854408	371	37	Donald K. Jennings
Fye 38	854409	371	38	Donald K. Jennings
Fye 39	854410	371	39	Donald K. Jennings
Fye 40	854411	371	40	Donald K. Jennings
Fye 41	854412	371	41	Donald K. Jennings
Fye 42	854413	371	42	Donald K. Jennings
Fye 43	854414	371	43	Donald K. Jennings
Fye 44	854415	371	44	Donald K. Jennings
Fye 45	854416	371	45	Donald K. Jennings
Fye 46	854417	371	46	Donald K. Jennings
Fye 47	854418	371	47	Donald K. Jennings
Fye 48	854419	371	48	Donald K. Jennings
Fye 49	854420	371	49	Donald K. Jennings
Fye 50	854421	371	50	Donald K. Jennings
Fye 51	854422	371	051	Donald K. Jennings
Fye 53	854423	371	052	Donald K. Jennings
Fye 55	854424	371	053	Donald K. Jennings
Fye 57	854425	371	054	Donald K. Jennings
Fye 59	854426	371	055	Donald K. Jennings
Fye 60	854427	371	056	Donald K. Jennings
Fye 61	854428	371	057	Donald K. Jennings
Fye 62	854429	371	058	Donald K. Jennings
Fye 63	854430	371	059	Donald K. Jennings
Fye 64	854431	371	060	Donald K. Jennings
Fye 65	854432	371	061	Donald K. Jennings
Fye 66	854433	371	062	Donald K. Jennings
Fye 67	854434	371	063	Donald K. Jennings
Fye 68	854435	371	64	Donald K. Jennings
Fye 69	854436	371	65	Donald K. Jennings
Fye 70	854437	371	66	Donald K. Jennings
Fye 71	854438	371	67	Donald K. Jennings
Fye 72	854439	371	68	Donald K. Jennings
Fye 73	854440	371	69	Donald K. Jennings
Fye 74	854441	371	70	Donald K. Jennings
Fye 75	854442	371	71	Donald K. Jennings
Fye 76	854443	371	72	Donald K. Jennings
Fye 77	854444	371	73	Donald K. Jennings
Fye 78	854445	371	74	Donald K. Jennings
Fye 79	854446	371	75	Donald K. Jennings
Fye 80	854447	371	76	Donald K. Jennings
Fye 81	854448	371	77	Donald K. Jennings
Fye 82	854449	371	78	Donald K. Jennings

A1-8

Claim Name	BLM Serial No.	Book	Page	Registered Owner

Fye 83	854450	371	79	Donald K. Jennings
Fye 84	854451	371	80	Donald K. Jennings
Fye 85	854452	371	81	Donald K. Jennings
Fye 86	854453	371	82	Donald K. Jennings
Fye 87	854454	371	83	Donald K. Jennings
Fye 88	854455	371	84	Donald K. Jennings
Fye 89	854456	371	85	Donald K. Jennings
Fye 90	854457	371	86	Donald K. Jennings
Fye 91	854458	371	87	Donald K. Jennings
Fye 92	854459	371	88	Donald K. Jennings
Fye 93	854460	371	89	Donald K. Jennings
Fye 95	854461	371	90	Donald K. Jennings
Fye 96	854462	371	91	Donald K. Jennings
Fye 97	854463	371	92	Donald K. Jennings
Fye 98	854464	371	93	Donald K. Jennings
Fye 99	854465	371	94	Donald K. Jennings
Fye 100	854466	371	95	Donald K. Jennings
Fye 101	854467	371	96	Donald K. Jennings
Fye 102	854468	371	97	Donald K. Jennings
Fye 103	854469	371	98	Donald K. Jennings
Fye 104	854470	371	99	Donald K. Jennings
Fye 105	854471	371	100	Donald K. Jennings
Fye 106	854472	371	101	Donald K. Jennings
Fye 107	854473	371	102	Donald K. Jennings
Fye 108	854474	371	103	Donald K. Jennings
Fye 109	854475	371	104	Donald K. Jennings
Fye 110	854476	371	105	Donald K. Jennings
Fye 112	854477	371	106	Donald K. Jennings
Fye 114	854478	371	107	Donald K. Jennings
Fye 116	854479	371	108	Donald K. Jennings
Fye 118	854480	371	109	Donald K. Jennings
Fye 119	854481	371	110	Donald K. Jennings
Fye 120	854482	371	111	Donald K. Jennings
Fye 121	854483	371	112	Donald K. Jennings
Fye 122	854484	371	113	Donald K. Jennings
Fye 123	854485	371	114	Donald K. Jennings

This is SCHEDULE “A2” to the Letter Agreement between
TECK COMINCO AMERICAN INCORPORATED,
WHITE KNIGHT RESOURCES LTD.and WHITE KNIGHT GOLD (U.S.) INC.
dated for reference October 20, 2004

Celt Property

SCHEDULE B

THERE IS NO SCHEDULE B TO THIS AGREEMENT

This is SCHEDULE “C” to the Letter Agreement between
TECK COMINCO AMERICAN INCORPORATED,
WHITE KNIGHT RESOURCES LTD.and WHITE KNIGHT GOLD (U.S.) INC.
dated for reference October 20, 2004

NET SMELTER RETURNS ROYALTY

1	DEFINITION

1.01     “Net Smelter Returns” for purposes of the Agreement are defined as follows:

(a) where all or a portion of the ores or concentrates derived from the Property are sold as ores or concentrates, the Net Smelter Returns shall be the gross amount received from the purchaser following sale thereof after deduction of:

(i) if applicable under the sale contract, of all smelter charges, penalties and other deductions;

(ii) all costs of transporting and insuring the ores or concentrates from the mine to the smelter or other place of final delivery; and

(iii) sales, use, severance, excise, net proceeds of mine, and ad valorem taxes and any tax on or measured by mineral production, but excluding income taxes of the Royaltypayor; and

(b) where all or a portion of the said ores or concentrates derived from the Property are treated in a smelter and a portion of the metals recovered therefrom are delivered to, and sold by Royaltypayor, the Net Smelter Returns shall be the gross amount received from the purchaser following sale of the metals so delivered, after deduction of:

(i) all smelter charges, penalties and other deductions;

(ii) all costs of transporting and insuring the ores or concentrates from the mine to the smelter; and

(iii) if applicable under the smelter contract, all costs of transporting and insuring the metals from the smelter to the place of final delivery by the purchaser; and

(iv) sales, use, severance, excise, net proceeds of mine, and ad valorem taxes and any tax on or measured by mineral production, but excluding income taxes of the Royaltypayor.

Where any ores or concentrates are sold to, or treated in, a smelter owned or controlled by Royaltypayor, the pricing for that sale or treatment will be established by Royaltypayor on an arms-length basis so as to be fairly competitive with pricing, net of transportation, insurance, treatment charges and other related costs, then available on world markets for product of like quantity and quality.

C-2

2	PAYMENT OF NET SMELTER RETURNS

2.01     If a party becomes entitled to a Net Smelter Returns royalty pursuant to the Agreement, the party paying the Net Smelter Returns (the “Royaltypayor”) shall calculate the Net Smelter Returns and the sums to be disbursed to the party receiving the Net Smelter Returns (the “Royaltyholder”) as at the end of each calendar quarter.

2.02     The Royaltypayor shall, within 60 days of the end of each calendar quarter, as and when any Net Smelter Returns are available for distribution:

(a) pay or cause to be paid to the Royaltyholder that percentage of the Net Smelter Returns to which the Royaltyholder are entitled under the Agreement less any net smelter returns royalty or other royalties payable under the Underlying Agreement;

(b) deliver to the Royaltyholder a statement indicating:

(i) the gross amounts received from the purchaser contemplated in §1.01of this Schedule “C”;

(ii) the deductions therefrom in accordance with §1.01 of this Schedule “C”;

(iii) the amount of Net Smelter Returns remaining;

(iv) the amount of any net smelter returns royalty or other royalties payable under the Underlying Agreement; and

(v) the amount of the Net Smelter Returns to which the Royaltyholder are entitled;

supported by such reasonable information as to the tonnage and grade of ores or concentrates shipped as will enable the Royaltyholder to verify the gross amount payable by the smelter or other purchaser.

3	ADJUSTMENTS AND VERIFICATION

3.01     Payment of any Net Smelter Returns by Royaltypayor shall not prejudice the right of Royaltypayor to adjust any statement supporting the payment; provided, however, that all statements presented to the Royaltyholder by Royaltypayor for any quarter shall conclusively be presumed to be true and correct upon the expiration of 12 months following the end of the quarter to which the statement relates, unless within that 12-month period Royaltypayor gives notice to the Royaltyholder claiming an adjustment to the statement which will be reflected in subsequent payment of Net Smelter Returns.

3.02     Royaltypayor shall not adjust any statement in favour of itself more than 12 months following the end of the quarter to which the statement relates.

3.03     The Royaltyholder shall, upon 30 days’ notice in advance to Royaltypayor, have the right to request that Royaltypayor have its independent external auditors provide their audit certificate for the statement or adjusted statement, as it may relate to the Agreement and the calculation of Net Smelter Returns.

3.04     The cost of the audit certificate shall be solely for the Royaltyholder’ account unless the audit certificate discloses material error in the calculation of Net Smelter Returns, in which case Royaltypayor

C-3

shall reimburse the Royaltyholder the cost of the audit certificate. Without limiting the generality of the foregoing, a discrepancy of one percent in the calculation of Net Smelter Returns shall be deemed to be material.

4	ROYALTYPAYOR TO DETERMINE OPERATIONS

4.01     The Royaltypayor will have complete discretion concerning the nature, timing and extent of all exploration, development, mining and other operations conducted on or for the benefit of the Property and may suspend operations and production on the Property at any time it considers prudent or appropriate to do so. The Royaltypayor will owe the Royaltyholder no duty to explore, develop or mine the Property, or to do so at any rate or in any manner other than that which the Royaltypayor may determine in its sole and unfettered discretion. The Royaltypayor may, but will not be obligated to treat, mill, heap leach, sort, concentrate, refine, smelt, or otherwise process, beneficiate or upgrade the ores, concentrates, and other products at sites located on or off the Property, prior to sale, transfer, or conveyance to a purchaser, user, or consumer. The Royaltypayor will not be liable for mineral values lost in processing under sound practices and procedures, and no royalty will be due on any such lost mineral values.

5	COMMINGLING

5.01       Ores, concentrates and derivatives mined or retrieved from the Property may be commingled with ores, concentrates or derivatives mined or retrieved from other properties. All determinations required for calculation of Net Smelter Returns, including without limitation the amount of the metals contained in or recovered from ores, solutions, concentrates or derivatives mined or retrieved from the Property, the amount of the metals contained in or recovered from commingled ores, solutions, concentrates or derivatives shall be made in accordance with prudent engineering, metallurgical and cost accounting practices.

6	TRADING ACTIVITIES

6.01     The Royaltypayor may, but need not, engage in forward sales, futures trading or commodity options trading, and other price hedging, price protection, and speculative arrangements (“Trading Activities”) which may involve the possible delivery of base or precious metals produced from the Property. The parties acknowledge and agree that the Royaltyholder shall not be entitled to participate in the proceeds or be obligated to share in any losses generated by the Trading Activities.

This is SCHEDULE “D” to the Letter Agreement between
TECK COMINCO AMERICAN INCORPORATED,
WHITE KNIGHT RESOURCES LTD.and WHITE KNIGHT GOLD (U.S.) INC.
dated for reference October 20, 2004

UNDERLYING AGREEMENT

The following Underlying Agreement is attached hereto:

1.	Mining Lease And Option To Purchase – Fye Claims dated November 10, 2003 amongst Donald K. Jennings, White Knight Gold (U.S.) Inc. and White Knight Resources Ltd

This is SCHEDULE “E” to the Letter Agreement between
TECK COMINCO AMERICAN INCORPORATED,
WHITE KNIGHT RESOURCES LTD.and WHITE KNIGHT GOLD (U.S.) INC.
dated for reference October 20, 2004

CONFIRMATION OF LEASE

RECITALS:

A.	The undersigned, Donald K. Jennings (hereafter “Lessor”), whose mailing address is P.O. Box 2663, Elko, Nevada 89803-2663, entered an agreement with White Knight Gold (U.S.) Inc. (hereafter “Lessee”) of 4790 Caughlin Parkway #137, Reno, Nevada 89509-0907 and White Knight Resources Ltd. (hereafter “WKR”) of Suite 922, 510 West Hastings Street, Vancouver, British Columbia, Canada, V6B 1L8 dated November 10, 2003 and identified as “Mining Lease and Option to Purchase – Fye Claims” (hereafter “Lease”).

B.	Lessee and WKR will enter an agreement (hereafter “Agreement”) with Teck Cominco American Incorporated (hereafter “TCAI”) of 15918 East Euclid Avenue, Spokane, Washington 99216-1815 whereby TCAI in consideration of expenditures on exploration and/or development on the property covered by the Lease (hereafter “Property”), and other property adjacent to or in the vicinity of the Property, and for other consideration may earn a 51% or greater interest in the Lessee’s interest in the Lease and Property.

C.	Lessor understands that for the duration of the Agreement TCAI will assume responsibility for the payments of the Annual Minimum Advance Royalties, Production Royalties, Minimum Exploration Obligations and other payments required by the Lease and for keeping the Property in good standing and will conduct exploration and/or development work on the Property, and on property adjacent to or in the vicinity of the Property, and that such actions by TCAI may benefit Lessor by enhancing the value of the Property and providing further assurance to Lessor with respect to the payments required by the Lease.

In consideration of the foregoing and all other benefits that may accrue to Lessor from the Agreement, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lessor agrees as follows:

1	Lessor confirms that there is no current default under the Lease, or that any default will arise from the passage of time due to conditions now existing under the Lease, and that the Lease is in full force and effect.

2	Lessor recognizes that the Agreement provides TCAI with the right to earn a 51% or greater interest in Lessee’s interest in the Lease and Property and agrees to cooperate in the transfer or assignment of such interest to TCAI as directed by TCAI and Lessee.

3	During the term of the Agreement and any other agreements between Lessee, WKR and TCAI with respect to the exploration and/or development of the Property, Lessor agrees to provide to TCAI all notices, including any notices of default, required to be given or otherwise given under the Lease at the following addresses:

Teck Cominco American Incorporated Post Office Box 3087 Spokane, Washington 99220

E-2

Attention: Legal Department Fax: 509-45904400

with a copy to

Teck Cominco American Incorporated c/o Teck Cominco Ltd. 500-200 Burrard St. Vancouver, British Columbia, Canada V6C 3L7 Fax: 604-687-6100

All notice shall given pursuant to Section 16 of the Lease.

4	During the term of the Agreement and any other agreements between Lessee, WKR and TCAI with respect to the exploration and/or development of the Property, Lessor agrees that any defaults under the Lease may be cured by Lessee or TCAI and Lessor will accept any actions to cure any defaults from either Lessee or TCAI so long as such actions comply with the terms and provisions of the Lease.

5	During the term of the Agreement and any other agreements between Lessee, WKR and TCAI with respect to the exploration and/or development of the Property, Lessor agrees that it will provide notice to TCAI in the event that Lessee proposes any modifications or amendments to the Lease or notices a termination of the Lease or a change (including abandonment) to the Property.

6	During the term of the Agreement and any other agreements between Lessee, WKR and TCAI with respect to the exploration and/or development of the Property, Lessor agrees that if Lessee should terminate the Lease or abandon any of the Property, it will offer a lease or the abandoned Property to TCAI on substantially the same terms and conditions as those in the Lease.

7	During the term of the Agreement and any other agreements between Lessee, WKR and TCAI with respect to the exploration and/or development of the Property, Lessor acknowledges the right of TCAI, its employees, consultants and contractors to be on the Property for the purposes of exploration and development work and all activities related to such work and agrees that TCAI has all rights to use the Property granted to Lessee by the Lease so long as such use and the conduct of any operations on the Property complies with the terms of the Lease.

8	Lessor agrees that exploration and/or development work done on property adjacent to or in the vicinity of the Property and covered by the Agreement and expenditures incurred on such property are for the benefit of the Property for purposes of Section 6 of the Lease.

9	Lessor agrees that it will require any assignee of its interest, or any part thereof, under the Lease to accept and be bound by the terms hereof and that it is his intent that this Confirmation of Lease bind his estate, administrators, executors, heirs, and legatees.

10	Lessor represents and covenants that the Property is owned solely by him and if married, that it is his separate property and not the property of a marital community.

11	Nothing herein is intended to or modifies the terms and provisions of the Lease or Agreement.

E-3

In Witness Whereof, Lessor has executed this Confirmation of Lease this ____ day of _______ 2004.

LESSOR:

Donald K. Jennings

_____________________________